EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the Registration Statement No. 333-44010 on Form N-1A of our report dated February 13, 2006, relating to the financial statements and financial highlights of Eaton Vance Variable Trust (the “Trust”), including Eaton Vance VT Floating-Rate Income Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers - Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP April 27, 2006 Boston, Massachusetts